UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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The following letter was delivered to customers of PAETEC Holding Corp. on August 1, 2011.

Arunas A. Chesonis Chairman and Chief Executive Officer

August 1, 2011

Dear PAETEC Customer,

Today, PAETEC and Windstream Communications have announced plans to become one combined company under the name, Windstream. This is an exciting announcement which I’m confident will allow both of our companies to serve our customers with network and capabilities far beyond what we could separately.

Windstream serves residential and business customers across 29 states in the U.S. Together, we’ll have what I believe will be one of the strongest product sets, fiber network, and data center footprint in the nation. I also believe we will be positioned to serve you and your business better than any other provider in the industry.

For example, together we will have nearly tripled the size of the existing PAETEC fiber network allowing us additional resources to reach your locations. With over $6 billion in revenue, we will have a strong negotiating position when advocating for our customers to other carriers and suppliers. And together, we will have an expanded, innovative product portfolio unlike any other in the industry intent on making your business more efficient.

I hope you agree this is a transformational event not just for us at PAETEC, but in how we can support you in the future. We expect this transaction to close within six months and don’t expect any changes in your day-to-day support during this period. We will commit to keep you updated on the progress as it affects you.

On behalf of my nearly 5000 co-workers at PAETEC, I thank you for your trust and your business, and we will continue to earn that trust every day.

Regards,

/s/ Arunas A. Chesonis
Arunas A. Chesonis
Chairman and CEO
PAETEC Holding Corp. www.paetec.com

Additional Information

This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream.

Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.